ZOO ENTERTAINMENT, INC.
3805 Edwards Road, Suite 400
Cincinnati, OH  45209

May 16, 2011

Mr. David Rosenbaum
9435 Shawnee Run Road
Cincinnati, Ohio 45236

Dear Mr. Rosenbaum:

This letter amendment (this “Amendment”) hereby amends that certain letter agreement (the “Agreement”) by and between you and Zoo Entertainment, Inc. (the “Company”) dated as of October 1, 2010.  In consideration of the promises and mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, you and the Company hereby agree to amend the Agreement as follows:

1.           Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.           Fees.

(a)           The Company hereby agrees to pay you a monthly fee of $7,000 (the “Wells Fargo Monthly Fee”) (commencing on October 1, 2010 and continuing on the same date of each month thereafter), for so long as the Wells Fargo Loan and the Wells Fargo Guaranty remain in full force and effect; provided, however, that if for any month no amount of the Wells Fargo Loan is due and owing (but the Wells Fargo Loan has not been terminated) as of the last day of the month, the Wells Fargo Monthly Fee shall not be owed for the following month.

(b)           In consideration for your guaranty of the increased indebtedness incurred by the Company under the Working Capital Loan, the Company hereby agrees to pay you $25,000 on each of May 31, 2011 and July 1, 2011, for so long as the Working Capital Loan and the Working Capital Guaranty (or any comparable accounts receivable factoring facility and guaranty by you are secured by the Company in lieu thereof) remain and full force and effect; provided, however, that if the balance of the Working Capital Loan and the Working Capital Guaranty consists only of amounts relating to the financing of accounts receivable of Microsoft, Sony, Apple, Google or Valve, you will not be entitled to any of the payments provided for in herein.  On or before August 31, 2011, the Company will make a determination as to whether it will continue to pay to you $25,000 each quarter and will notify you of such decision at that time so that you may terminate your guaranty effective September 30, 2011.

(c)           The fees set forth in this Section 2 shall be deemed to fully compensate you for guaranteeing up to $20,000,000 of the full and prompt payment and performance by the Company and its subsidiaries of obligations in connection with the Wells Fargo Loan and the Working Capital Loan.

2.           You and the Company agree that the Agreement will continue to be in full force and effect as modified by the terms of this Amendment.

[signature page follows]

Very truly yours,

ZOO ENTERTAIMENT, INC.

By:	/s/ David Fremed
David Fremed
Chief Financial Officer

Accepted and agreed as of the date first written above:

/s/ David Rosenbaum
David Rosenabaum